UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 19, 2005 (December 15, 2005)

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

(215) 579-7388

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

                ☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

                ☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

                ☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

                ☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2005, CollaGenex Pharmaceuticals, Inc., a Delaware corporation (the “Company”) executed a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with each of the holders (the “Series D Stockholders”) of its outstanding Series D Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series D Stock”), pursuant to which, among other things, the Series D Stockholders agreed to effect an exchange (the “Exchange”), whereby the Company shall exchange all 200,000 outstanding shares of the Company’s Series D Stock for 200,000 shares of the Company’s Series D-1 Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series D-1 Stock”).

Through the Exchange, the Series D Stockholders have agreed to, among other things (i) permanently waive their right to approve the Company’s research and development expenditures in excess of $7.0 million annually in exchange for a reduction in the conversion price of the Series D Stock from $9.89 per share to $8.50 per share, and (ii) a reduction in the number of consecutive trading days during which the closing price of the Company’s common stock must exceed two times the conversion price of the Series D-1 Stock before the Company can require mandatory conversion of the Series D-1 Preferred Stock into common stock from 40 trading days to 30 trading days.  As a result of the Exchange, the price at which the Company’s common stock must initially trade for such 30-day period before the Company can require mandatory conversion of the Series D-1 Stock has been reduced from $19.78 to $17.00.

On December 19, 2005, the Company filed a Certificate of Designations, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock (the “Certificate of Designations”) with the Secretary of State of the State of Delaware.

The Company has also agreed to register for resale, under the Securities Act of 1933, the shares of the Company’s common stock issuable upon conversion of the Series D-1 Stock.

The Restructuring Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Restructuring Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

In connection with the Exchange, the Company expects to record a non-cash charge of approximately $3.5 million - $3.7 million to the determination of net income available to common stockholders during the fourth quarter of 2005.

Item 3.02. Unregistered Sales of Equity Securities.

                On December 15, 2005, pursuant to the terms of the Restructuring Agreement described under the heading, “Item 1.01. Entry into a Material Definitive Agreement” above, the Company and the Series D Stockholders have agreed to exchange all 200,000 outstanding shares of the Company’s Series D Stock for 200,000 shares of the Company’s newly designated Series D-1 Stock.  Initially, the Series D-1 Stock is convertible into 2,352,942 shares of the Company’s common stock, subject to adjust in accordance with the terms of the Series D-1 Stock.

                The foregoing exchange was made in reliance upon an exemption from the registration provisions of the Securities Act, set forth in Section 4(2) thereof, relative to sales by an issuer not involving any public offering, and the rules and regulations thereunder.

Item 3.03. Material Modification to Rights of Security Holders.

As a condition to the consummation of the Exchange, the Company filed the Certificate of Designations.  The Certificate of Designations provides for, among other things (i) a reduction in the conversion price of the Preferred Stock held by the Series D Stockholders from $9.89 to $8.50, (ii) the removal the right of the Series D Stockholders to approve the Company’s research and development expenditures in excess of $7.0 million annually and (iii) a reduction the number of consecutive trading days relating to mandatory conversion of the Series D-1 Stock from 40 trading days to 30 trading days.

The Certificate of Designations is attached hereto as Exhibit 3.1 and is incorporated herein by reference. The foregoing description of the Certificate of Designations does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

As a condition to the consummation of the Exchange, on December 19, 2005, the Company filed the Certificate of Designations. For a summary of the terms of the Certificate of Designations please see “Item 3.03. Material Modification to Rights of Security Holders” above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

3.1	CollaGenex Pharmaceuticals, Inc. Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock.

10.1	Restructuring and Exchange Agreement, dated December 15, 2005, by and among the Company and the holders of outstanding Series D Cumulative Convertible Preferred Stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: December 19, 2005	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	CollaGenex Pharmaceuticals, Inc. Certificate of Designation, Preferences and Rights of the Series D-1 Cumulative Convertible Preferred Stock.

10.1	Restructuring and Exchange Agreement, dated December 15, 2005, by and among the Company and the holders of outstanding Series D Cumulative Convertible Preferred Stock of the Company.